Exhibit (k)(v)

SUPPORT SERVICES AGREEMENT

This Agreement is made as of January 1, 2016, by and among Tekla World Healthcare Fund, Tekla Healthcare Opportunities Fund, Tekla Healthcare Investors and Tekla Life Sciences Investors,  Massachusetts business trusts (together, the “Tekla Funds” or the “Funds”), and Destra Capital Investments LLC, a Delaware limited liability company (“Destra”).

WHEREAS, the Funds are operated as closed-end management investment companies under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), and the Funds’ common shares of beneficial interest (the “Common Shares”) are registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and listed for public trading on the New York Stock Exchange (the “NYSE”);

WHEREAS, Tekla Capital Management LLC, a Delaware limited liability company (the “Adviser”) and a registered investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder, is the investment adviser to the Funds; and

WHEREAS, the Funds wish to retain Destra to provide the Services (as defined herein) under the terms and conditions stated herein, and Destra is willing to provide such Services for the compensation set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.                                      APPOINTMENT. The Funds hereby retain Destra to furnish, and Destra hereby agrees to furnish, in accordance with the highest commercial standards, the Services.

2.                                      SERVICES AND DUTIES OF DESTRA. From the date of this Agreement until the termination of this Agreement, Destra shall, at its own expense:

(a)                                 provide ongoing contact with respect to the Funds and their performance with financial advisors (including, without limitation, broker-dealers and registered investment advisers) that are representatives of financial intermediaries, including providing investor relations materials (to the extent deemed advisable by Destra) that are prepared by, or reviewed and approved by, the Funds or the Adviser,  with a view to keeping such financial advisors informed regarding the benefits to their clients of investing in the Funds;

(b)                                 respond to questions from financial advisors, the public, shareholders and potential shareholders regarding the Funds;

(c)                                  communicate with the stock exchange specialist(s) for the Funds’ shares, and with the closed-end fund analyst community regarding the Funds on a regular basis (no less frequently than quarterly);

(d)                                 host each year a conference or meetings with the closed-end fund analyst community at which the Funds and their portfolio managers will be highlighted;

(e)                                  host the Funds’ websites and maintain such websites with such information about the Funds and the Adviser as is initially mutually agreed by Destra and the Funds and the Adviser, with performance, financial and other data regarding the Funds and the Adviser to be provided to Destra by the Funds or the Adviser promptly as such data becomes available, and with such other information about the Funds and the Adviser to be provided to Destra by the Funds or the Adviser from time to time;

(f)                                   ensure all updates to the Funds’ websites are completed within a timely manner;

(g)                                  provide data, software and hardware security protections for the Funds’ websites consistent with best industry practices, including but not limited to use of network “firewalls,” the latest patches and restrictive access to data networks and server equipment;

(h)                                 secure or back-up all data, files, file systems and other material used on the Funds’ websites and storing such material (i) in a different city from where such websites are hosted, and (ii) in a manner that can be retrieved easily and economically in the case of data and file loss;

(i)                                     restore promptly the operation of the Funds’ websites in the event of disaster or other event that halts or significantly interferes with the operation of the servers hosting the Funds’ websites;

(j)                                    provide periodic check-ups to ensure the Funds’ websites are up-to-date, that the Funds’ domain names direct and resolve to the Funds’ websites and that all links within the Funds’ websites function as intended;

(k)                                 provide information of each time the Funds’ websites are accessed and indicating the time allotment as well as the materials accessed and providing such information to management of the Funds and the Adviser on a quarterly basis (unless reasonably requested by management of the Funds or Adviser more frequently);

(1)                                 ensure that the Funds’ websites comply will all applicable laws and regulations, including, without limitation, the Securities Act, the Exchange Act and the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the NYSE;

(m)                             provide necessary ongoing technical assistance with respect to subclauses(e) through (1);

(n)                                 provide quarterly reports to the Funds and their Board of Trustees summarizing Destra’s activities with respect to the Funds;

(o)                                 at the election of the Funds or the Adviser, assist in the solicitation of proxies from shareholders;

(p)                                 in the event the Funds conduct a rights offering or a secondary offering of securities, at the request of the Funds or the Adviser, assist in the structuring of the offering and the development of communications to the public and to financial advisers regarding the offering;

(q)                                 be available to assist in the development of communications regarding modifications to the Funds’ structure, dividends, investment policies or otherwise;

(r)                                    at the request of the Funds or the Adviser, make necessary filings with the NYSE, FINRA or other regulators of the Funds’ communications with the public and support the compliance efforts by the Funds with applicable regulatory requirements in connection with communications to the public, as well as financial intermediaries and analysts;

(s)                                   maintain a dedicated toll-free number for shareholder support for the Funds and marketing requests on an ongoing basis; and

(t)                                    provide such other services as to which the Funds and Destra may from time to time mutually agree (collectively, (a) through (t), the “Services”).

Destra acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Adviser, the Funds or the Common Shares other than (i) information contained in the Funds’ current public statements or current filings with the SEC and (ii) any other information approved in writing by the Funds or the Adviser for use by Destra in connection with the performance of the Services by Destra.

3.                                      COMPLIANCE WITH THE FUNDS’ GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, Destra will act in conformity with the provisions of the governing documents of the Funds, each as amended or restated from time to time, and in accordance with the directions of the Adviser and the Funds, and will conform to, and comply with, the requirements of applicable federal, state and foreign law, including, without limitation, the 1940 Act, the Securities Act, the Exchange Act, NYSE rules and regulations, FINRA rules and regulations and state securities laws and regulations.

4.                                      EXCLUSIVITY. The services of Destra hereunder are not deemed to be exclusive, and Destra and its officers, employees and affiliates may, without the written consent of the Funds, render such services to others, and the Funds may without the consent of Destra retain others to provide the same or similar services as those to be provided by Destra hereunder.

5.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF DESTRA.

(a)                                 Destra represents and warrants that (i) it has obtained all necessary registrations, licenses and approvals in order to perform the Services contemplated by this Agreement and (ii) is registered as a broker-dealer with the SEC and is in good standing with FINRA. Destra covenants to maintain all necessary registrations, licenses and approvals to perform the Services contemplated by this Agreement in effect during the term of this Agreement.

(b)                                 Destra agrees that it shall promptly notify the Funds and the Adviser (i) in the event that the SEC, FINRA or any other authority (including any self- regulatory or state authority) has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) before there is a change of control of Destra or any change in the senior management of Destra or (iii) of any change to Destra that may be reasonably expected to adversely affect its ability to perform the Services contemplated by this Agreement.

(c)                                  Destra represents and warrants that (i) it is a validly existing entity under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of the Services will not constitute a breach of, or default under, its constituent documents, other instruments to which Destra is a party or by which Destra is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)                                 Destra acknowledges that it shall act as an independent contractor in providing the Services.

(e)                                  Destra acknowledges and agrees that neither the Funds, nor the legal or accounting advisors to the Funds, is an advisor to Destra as to legal, tax, accounting or regulatory matters in any jurisdiction and Destra shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Services contemplated hereby.

(f)                                   Destra represents and warrants that (i) it has not compensated, directly or indirectly, any third party in connection with securing the Funds as a client and (ii) it will not share its fees with any third party, without the prior written consent of the Funds.

(g)                                  Destra shall transfer all rights and interests to the domain name, “teklafunds.com” to the Funds or the Adviser in connection with the Services provided pursuant to Section 2(e)-(l) of this Agreement as soon as practicable from the effective date of this Agreement.

6.                                      PERFORMANCE OF SERVICES STANDARDS.

(a)                                 Destra shall perform the Services (i) using sound, commercial practices and in a competent and professional manner by personnel who are knowledgeable, qualified and trained in performing each of the Services and (ii) in accordance with any written direction by the Funds or the Adviser in order for the Funds and the Adviser to ensure that such Services are in compliance with the Funds’ and the Adviser’s legal, regulatory and compliance obligations.

(b)                                 Destra shall cooperate with the authorized trustees, directors, officers, employees, subcontractors and agents of the Funds and the Adviser in performing Services as reasonably requested by the Funds or the Adviser.

(c)                                  Destra shall use best industry practices to scan for any computer viruses, worms, time bombs, Trojan horses or other harmful or destructive code in performing the Services, as applicable.

(d)                                 Destra shall ensure that the Funds’ domain names shall direct and resolve to the Funds’ websites.

(e)                                  Destra shall ensure that the Funds’ websites and the related services performed hereunder, as applicable, shall conform to and operate in accordance with functional and technical specifications, as agreed by Destra and the Funds and/or the Adviser.

(f)                                   Destra shall operate the Funds’ websites such that the Funds’ websites shall not infringe, violate, misappropriate or misuse the patent, trademark, copyright, trade secret, privacy rights or other intellectual property of any party; provided, that, Destra shall not be responsible for any material, marks or intellectual property provided by the Funds or the Adviser.

(g)                                  Destra shall operate the Funds’ websites, including the collection and processing of data relating to persons, in a manner not to infringe on any applicable law, including without limitation applicable federal and state privacy laws. Without prejudice to the foregoing, Destra shall ensure that each person accessing the Funds’ websites or subscribing to an alert has access to such notices as are required under applicable privacy laws.

7.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUNDS.

(a)                                 The Funds agree with Destra that it shall promptly notify Destra (i) in the event that the SEC or any other regulatory authority has censured in writing the Funds’ activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions and which would materially affect the Funds, (ii) in the event that there is a change of control of the Funds or the Adviser or (iii) of any change to the Funds that materially and adversely affects the Funds’ ability to perform its obligations under this Agreement.

(b)                                 Each Fund represents and warrants to Destra that (i) it is a validly existing entity and has full trust power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms, and (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Fund is a party or by which the Fund is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

8.                                      COMPENSATION.

(a)                                 As compensation for the Services to be provided by Destra under this Agreement, the Funds shall pay to Destra a monthly services fee calculated in an annual amount equal to (i) 0.12% (12 bps) of the average aggregate daily value of Tekla World Healthcare Fund’s Managed Assets (as defined in each Fund’s Investment Advisory Agreement with the Adviser) from the closing of the initial public offering, which was June 30, 2015 (the “Closing”), through the first anniversary of the Closing and (ii) 0.05% (5 bps) of the average aggregate daily value of each Fund’s Managed Assets aged one year or older, from the date immediately following such first Anniversary through the second Anniversary and thereafter, such fee to be accrued and paid in the same manner, over the same period and paid on the same day as the Adviser’s investment advisory fee is paid by the Funds under such Investment Advisory Agreement (the “Services Fee”).

(b)                                 If this Agreement is terminated, other than pursuant to Section 11(b)(ii), the Funds shall pay within 30 days of the termination date to Destra the pro-rata portion of the Services Fee computed on the average aggregate daily Managed Assets for the unpaid period preceding the termination date.  If this Agreement is terminated pursuant to Section 11 (b)(ii), the Funds shall not owe Services Fees for any unpaid period preceding the termination date.

9.                                      LIMITATION OF LIABILITY OF DESTRA. Destra will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Funds or the Adviser in connection with the performance of the Services by Destra under this Agreement, except a loss directly or indirectly resulting from willful misfeasance, bad faith or gross negligence on Destra’s part in the performance of its duties, from the reckless disregard by Destra of its duties under this Agreement or the material breach by Destra of any of Destra’s representations, warranties or covenants hereunder (“Destra Disabling Conduct”).

The Funds agree to indemnify, defend and hold harmless Destra, and any person who controls Destra within the meaning of Section 15 of the Securities Act (collectively, “Destra Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) which Destra Indemnified Persons may incur arising out of or relating to (i) each Fund’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) each Fund’s failure to comply, on behalf of itself and the Adviser, with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Destra Disabling Conduct.

10.                               LIMITATION OF LIABILITY OF THE ADVISER AND THE FUNDS. Neither the Adviser nor the Funds will be liable for any act or omission or for any error of judgment or for any loss suffered by Destra in connection with the performance of the Funds’ duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Funds’ part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement or the material breach by the Funds of any of the Funds’ representations, warranties or covenants hereunder (“Fund Disabling Conduct”).

Destra agrees to indemnify, defend and hold harmless the Adviser and the Funds, each of their officers, trustees, directors and agents, and any person who controls the Adviser or the Funds within the meaning of Section 15 of the Securities Act (collectively, “Fund Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel for each of the Adviser and the Fund incurred in connection therewith) that any Fund Indemnified Persons may incur arising out of or relating to (i) Destra Disabling Conduct with respect to the provision of services under this this Agreement; (ii) Destra’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (iii) Destra’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Fund Disabling Conduct.

11.                               TERM; TERMINATION.

(a)  (i) With respect to the Tekla World Healthcare Fund, the term of this Agreement shall commence upon the date referred to above and shall continue in effect until June 30, 2017; provided that, as of June 30, 2016, the Trustees (or their designee) of the Tekla World Healthcare Fund may terminate this Agreement, per Section 11(b)(ii) below, with at least 30 days’ written notice to Destra and Destra may terminate this Agreement with at least 30 days’ written notice to the Tekla World Healthcare Fund.  After June 30, 2017, the Agreement will continue for successive one-year periods unless terminated pursuant to Section 11(b).  (ii) With respect to each of the Tekla Healthcare Opportunities Fund, Tekla Healthcare Investors and Tekla Life Sciences Investors, the term of this Agreement shall commence upon the date referred to above and shall continue in effect for a period of one year from the date hereof; and this Agreement will continue for successive one-year periods unless terminated pursuant to Section 11(b).

(b)                                 For the Tekla World Healthcare Fund, as of June 30, 2016 in the event of a material breach as set forth in subsection (ii) below and as of June 30, 2017 with respect to subsections (iii) and (iv) below, and for each of the Tekla Healthcare Opportunities Fund, Tekla Healthcare Investors and Tekla Life Sciences Investors, at any time in the event of a material breach as set forth in subsection (ii) below and as of January 1, 2017 with respect to subsections (iii) and (iv) below, this Agreement may be terminated solely as follows:

(i)                                     by Destra in the event of a material breach of this Agreement by the Funds and   such material breach goes uncured for five (5) days, upon ten (10) days’ prior   written notice to the Funds;

(ii)                                  by the Funds in the event of a material breach of this Agreement by Destra and such material breach goes uncured for five (5) days, upon ten (10) days’ prior written notice to Destra; provided that in the case of a material breach of Section 2(g) or Section 12, the Funds may terminate this agreement immediately upon written notice to Destra;

(iii)                               by either party on 30 days’ written notice to the other party hereto; or

(iv)                              at any time by the express written mutual agreement of all of the parties hereto.

(c)                                  Section 9, Section 10, Section l l(d) and Sections 12 through 25 shall survive any termination of this Agreement.

(d)                                 Upon termination of this Agreement by either party, Destra agrees to relinquish to the Funds or the Adviser any and all materials and files relating to the Funds’ websites, along with all user name/passwords and links associated with the Funds’ websites.

(e)                                  If any Fund terminates this Agreement in accordance with this Section 11, this Agreement shall remain in full force and effect for the remaining Funds.

12.                               WEBSITES.

(a)                                 Destra agrees that the Funds and the Adviser or its affiliates have reserved all rights in and to the trademarks, trade names, trade devices, symbols, insignias, service marks, logos, slogans and other indicia of origin and proprietary identifying symbols that the Adviser, the Funds or any of their affiliates owns or any abbreviation, contraction, designation or simulation thereof used by the Adviser or the Funds or any of their affiliates (the “Tekla Marks”).  Destra and its employees, agents, contractors and representatives shall not make use of the Tekla Marks, except as authorized in writing by the Adviser or the Funds (as the case may be) in connection with Destra providing the Services.  Nothing in this Agreement transfers any rights in any Tekla Marks to Destra or it employees, agents, contractors or representatives.

(b)                                 Destra agrees and acknowledges that the Funds or their affiliates own all right, title, and interest, in or to, the Fund’s website, the source code underlying the Funds’ websites, any patentable inventions or copyrightable material that Destra develops specifically for the purpose of performing the Services for the Funds, including any moral rights, and that any such copyrightable material is a “work made for hire.” To the extent that ownership of the Funds’ websites, the source code underlying the Funds’ websites, any such patentable inventions or copyrightable material are not vested in the Funds, Destra hereby assigns all right, title, and interest, in or to, any rights under copyright, patent or otherwise to the Funds or their affiliates, as applicable.  Destra further agrees to execute, or to cause Destra’ s employees, agents, contractors or representatives to execute, any documents or do such other acts as the Funds or the Adviser may reasonably require in order to confirm the Funds’ or their affiliates’ ownership in any such copyrights or patents with the appropriate governmental authority. Any intellectual property rights licensed by Destra for the purposes of performing the Services shall be assignable to the Funds or their affiliates upon the Funds’ or the applicable affiliate’s request, unless the Funds or their applicable affiliate gives prior, written consent to enter such a license.

13.                               AMENDMENT OF THIS AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by the parties effected by the amendment.

14.                               CONFIDENTIALITY / PRIVACY. Destra and the Funds each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of Destra, of the Adviser, the Funds and shareholders of the Funds, during the performance of its duties under this Agreement, and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable patty from which the confidential information originates or (ii) such disclosure is required by applicable laws, rules, and regulations (including, for the avoidance of doubt, disclosures required in any document filed, provided or furnished with or to the SEC, FINRA or other regulatory authority), or such disclosure is required to be made in response to a valid request by a regulatory authority having jurisdiction; and provided further that the Funds may disclose material terms of the Agreement to underwriters of the Funds and in the Prospectus and Statement of Additional Information for the Funds.  If Destra is required or requested to disclose confidential information of the Funds or the Adviser pursuant to (ii) above, Destra shall immediately notify the Funds or the Adviser, as the case may be, in order to provide the Funds or the Adviser, as the case may be, the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.  For purposes of this Agreement, “confidential information” does not include info1mation which, without any breach of Destra or the Funds of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2) is in the possession of the Funds or Destra (as the case may be) prior to disclosure by the other party, (3) is independently developed by Destra or the Funds (as the case may be) outside the scope of this Agreement and without use of confidential information or (4) is rightfully obtained by Destra or the Funds (as the case may be) from third parties who have no duty of confidentiality to the Adviser or the Funds, respectively.

In the performance of its obligations under this Agreement and in respect of any information provided to Destra in connection with this Agreement, Destra agrees to comply with all applicable laws and regulations related to the collection, storage, handling, processing and transfer of non-public personal information (“Applicable Data Security Laws”), including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR

17.00, et. seq., and to implement and maintain appropriate security measures to protect the confidentiality, security and integrity of non-public personal information in the manner provided for under and to the extent required by all such Applicable Data Security Laws.

15.                               GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws of any jurisdiction to the contrary.

16.                               BOOKS AND RECORDS

(a)                                 In compliance with the requirements of the 1940 Act and other applicable law, Destra hereby agrees that all records which it may maintain for the Funds or the Adviser, as the case may be, are the property of the Adviser or the Funds, as the case may be, and further agrees to surrender promptly to the Adviser or the Funds, as the case may be, any of such records upon request.

(b)                                 Destra hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with Services that Destra renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Funds and/or the Adviser are being conducted in a manner consistent with applicable laws and regulations.  Subject to the proviso below, if Destra is required or  requested to provide any information or reports to regulatory authorities, Destra shall immediately notify the Funds and the Adviser in order to provide the Funds and the Adviser the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and Destra agrees to provide reasonable assistance to the Funds and the Adviser in seeking to prevent the release of the information, in each case; provided, that such disclosure by Destra is not prohibited by applicable law.

17.                               BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto (and the Adviser) and their respective successors and assigns and, except as specifically contemplated herein with respect to Destra Indemnified Persons and Fund Indemnified Persons, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except the Adviser.  For the avoidance of doubt; the Adviser is an express third-party beneficiary of this Agreement.

18.                               BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of other parties hereto.  Any assignment not in accordance with this Section 18 shall be void ab initio.

19.                               EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

20.                               ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

21.                               WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

22.                               CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

23.                               SEVERABILITY. If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable by a final decision of a court of competent jurisdiction, statute, rule, regulation, law or ordinance, the parties hereto shall negotiate in good faith to replace such provision with a legal, suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and the remaining provisions of this Agreement shall remain in full force and effect.

24.                               The Funds’ Agreements and Declarations of Trust, including any amendments thereto, are on file with the Secretary of The Commonwealth of Massachusetts.  This Agreement is executed on behalf of the Funds by an officer of the Funds as an officer and not individually and the obligations imposed upon the Funds by this Agreement are not binding upon any of the Funds’ Trustees, officers or shareholders individually but are binding only upon the assets and property of the Funds.

25.                               NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent:

If to the Funds, to:

Tekla Funds

100 Federal Street, 19th Floor

Boston, MA 02110

With a copy emailed to:              domstead@teklacap.com

If to Destra, to:

Destra Capital Investments LLC

One North Wacker Drive

48th Floor

Chicago, Illinois 60606

With a copy emailed to:              jane.shissler@destracapital.com

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

TEKLA WORLD HEALTHCARE FUND

/s/ Daniel R. Omstead
By:	Daniel R. Omstead
Title:	President

TEKLA HEALTHCARE OPPORTUNITIES FUND

/s/ Daniel R. Omstead
By:	Daniel R. Omstead
Title:	President

TEKLA HEALTHCARE INVESTORS

/s/ Daniel R. Omstead
By:	Daniel R. Omstead
Title:	President

TEKLA LIFE SCIENCES INVESTORS

/s/ Daniel R. Omstead
By:	Daniel R. Omstead
Title:	President

DESTRA CAPITAL INVESTMENTS LLC

/s/ Jane Hong Shissler
By:	Jane Hong Shissler
Title:	General Counsel